Exhibit 99.1

FOR RELEASE AT 8:00 A.M. EDT	For further information
MONDAY, OCTOBER 24, 2005	Media Contact:	Jay Fredericksen
904-357-9106
	Investor Contact:	Parag Bhansali
904-357-9155

Rayonier Reports Third Quarter 2005 Results

JACKSONVILLE, Fla., October 24, 2005 – Rayonier (NYSE:RYN) today reported third quarter income from continuing operations of $74.9 million, or 96 cents per share. This compares to $41.6 million, or 54 cents per share, in second quarter 2005 and $25.1 million, or 33 cents per share, in third quarter 2004. Net income for the quarter was $75.0 million, or 96 cents per share. All earnings-per-share data reflect the three-for-two stock split completed October 17, 2005.

Third quarter 2005 results included the following special items:

•	An income tax benefit of $25.8 million, or 33 cents per share, associated with the repatriation of foreign earnings.

•	Tax and related interest benefits of $8.1 million, or 10 cents per share, from the favorable resolution of tax audits for prior years.

•	A gain of $5.2 million, or 7 cents per share, from an arbitration award related to the sharing of insurance proceeds by the company’s former parent.

Second quarter 2005 special items included a tax benefit of $7.2 million, or 9 cents per share, related to an IRS audit settlement.

Also, both third and second quarter 2005 results included tax benefits from like-kind exchange (LKE) transactions of approximately $1 million compared to $10 million, or 13 cents per share, in third quarter 2004.

Lee Nutter, Chairman, President and CEO, said: “With strong demand and pricing across all product lines, income from continuing operations was above both the second quarter and last year’s third quarter, despite higher raw material and energy costs.

Cash flow, including proceeds from the sale of our medium-density-fiberboard business, remained strong, enabling us to reduce debt by 14 percent from the end of the prior quarter.”

Excluding the special items, third quarter income from continuing operations was above second quarter primarily due to higher real estate sales, somewhat offset by a normal seasonal decline in Northwest timber sales. On the same basis, compared to third quarter 2004, earnings improved primarily due to increased real estate sales and Northwest timber prices, partially offset by reduced LKE tax benefits.

Cash provided by operating activities for the nine months ended September 30 of $206 million was $26 million below the comparable period in 2004 due to working capital increases. However, Cash Available for Distribution (CAD) of $159 million was $11 million above last year. (CAD is a non-GAAP measure defined and reconciled to GAAP measures in the attached exhibits.)

Sales for the third quarter of $300 million were $9 million and $32 million above second quarter 2005 and third quarter 2004, respectively.

Debt at quarter-end of $590 million was $69 million below year end 2004 primarily due to strong cash flow and proceeds of $40 million from the sale of the medium-density-fiberboard business. Debt less cash of $480 million declined $94 million from year end. The debt-to-capital ratio of 42.2 percent strengthened from 45.3 percent at year end. Cash at September 30, 2005, was $110 million.

Timber

Sales of $46 million and operating income of $16 million were $9 million and $7 million below second quarter, respectively, primarily due to the normal seasonal decline in Northwest volume and higher costs. Compared to third quarter 2004, sales and operating income improved $6 million and $4 million, respectively, mainly due to higher Northwest prices partially offset by lower volume and increased costs.

Real Estate

Sales of $28 million and operating income of $22 million were $13 million and $11 million above second quarter, respectively, and $20 million and $17 million higher than third quarter 2004, respectively, due to increased sales of development and rural properties and higher per acre prices for development properties.

Performance Fibers

Sales of $159 million were $6 million and $16 million above second quarter 2005 and third quarter 2004, respectively, primarily due to higher prices for absorbent materials and cellulose specialty products and increased volumes of cellulose specialty products. However, operating income of $16 million decreased $3 million and $1 million compared to second quarter 2005 and third quarter 2004, respectively, due to higher wood, chemical, and energy costs.

Wood Products

Sales of $36 million and operating income of $5 million were each $1 million below the second quarter. Sales improved $2 million from third quarter 2004 while operating income was essentially unchanged as higher prices were offset by increased manufacturing costs.

Other Operations

Sales of $32 million and essentially breakeven operating results were both $1 million above second quarter. Sales declined $14 million from third quarter 2004 due to weaker trading activity while operating income was unchanged.

Other Items

Corporate expenses of $10.2 million were $1.9 million and $2.2 million above second quarter 2005 and third quarter 2004, respectively, largely due to higher stock price-based incentive compensation.

Intersegment eliminations and other of $2.2 million was $2.6 million and $2 million favorable to second quarter 2005 and third quarter 2004, respectively, primarily due to proceeds from an insurance settlement.

Interest and miscellaneous income of $11.9 million was $10.9 million and $11.2 million above second quarter 2005 and third quarter 2004, respectively, mainly due to the previously noted arbitration award and interest benefits associated with the favorable resolution of tax audits.

The year-to-date effective tax rate, before discrete items, was 13.9 percent compared to 16.3 percent for the same period in 2004, primarily due to reduced taxes on U.S. manufacturing operations from 2004 tax law changes and lower taxes on foreign operations (see Schedule J for details).

The overall third quarter 2005 income tax benefit of $21.8 million included the impact on taxes of the following previously noted special items: a $25.8 million income tax benefit associated with the repatriation of foreign earnings, a $3.1 million net tax benefit related to favorable tax audits for prior years and a $3.0 million tax expense related to the arbitration award.

Outlook

Fourth quarter 2005 results are expected to be well above fourth quarter 2004 due to increased real estate sales and higher prices for U.S. timber and cellulose specialty products, but somewhat below third quarter 2005 (excluding the aforementioned special items) due to increased performance fibers manufacturing costs partially offset by higher volumes of cellulose specialty products and Northwest timber.

“Global demand for our cellulose specialty products is particularly strong and is expected to result in further price improvement in January 2006 with the completion of annual pricing negotiations under multi-year contracts,” Nutter said.

Fourth quarter results will include net cash proceeds of $65 million and a gain of approximately $30 million, or 39 cents per share, from the previously announced sale of the company’s New Zealand timberlands to a consortium in which Rayonier holds a 49.7 percent interest. The transaction closed October 3, 2005.

As previously announced, the quarterly cash dividend, beginning with the fourth quarter, has been increased 13.7 percent to 47 cents per share on a post-split basis.

Rayonier has 2.2 million acres of prime timberland and real estate in the U.S. and New Zealand. Its real estate subsidiary, TerraPointe LLC, is charged with maximizing the value of its extensive higher-and-better use properties, particularly in the fast growing counties along Interstate 95 between Savannah, Georgia, and Daytona Beach, Florida, where Rayonier owns approximately 200,000 acres. Rayonier is also the world’s leading producer of high performance cellulose specialty products. Approximately 40 percent of the company’s sales are outside the U.S. to customers in more than 50 countries.

Reported results are preliminary and not final until filing of the third quarter 2005 Form 10-Q with the Securities and Exchange Commission and, therefore, remain subject to adjustment. Statements regarding anticipated demand, pricing, manufacturing costs, earnings, and real estate sales are “forward-looking statements” made pursuant to the safe harbor provisions of federal securities laws. The following important factors, among others, could cause actual results to differ materially from those expressed in the forward-looking statements: changes in global market trends and world events; interest rate and currency movements; fluctuations in demand for, or supply of, cellulose specialty products, absorbent materials, timber, wood products or real estate and entry of new competitors into these markets; adverse weather conditions affecting production, timber availability and sales, or distribution; changes in production costs for wood products or performance fibers, particularly for raw materials such as wood, energy and chemicals; unexpected delays in the closing of real estate sale transactions; changes in law or policy that might limit or restrict the development of real estate; the ability of the company to identify and complete timberland and higher-value real estate acquisitions; the company’s ability to satisfy complex rules in order to qualify as a REIT; the availability of tax deductions and the ability of the company to complete tax-efficient exchanges of real estate; and implementation or revision of governmental policies and regulations affecting the environment, endangered species, import and export controls or taxes, including changes in tax laws that could reduce the benefits associated with REIT status. For additional factors that could impact future results, please see the company’s most recent Form 10-K on file with the Securities and Exchange Commission. Rayonier assumes no obligation to update these statements except as may be required by law.

A conference call will be held on Monday, October 24, at 2:00 p.m. EDT to discuss these results. Interested parties are invited to listen to the live webcast by logging onto www.rayonier.com and following the link. Supplemental materials will be available at the website. A replay will be available on the site shortly after the call where it will be archived for one month. Also, investors may access the “listen only” conference call by dialing 913-981-5584.

For further information, visit the company’s web site at www.rayonier.com. Complimentary copies of Rayonier press releases and other financial documents are also available by mail or fax by calling 1-800-RYN-7611.

# # #

RAYONIER

FINANCIAL HIGHLIGHTS

SEPTEMBER 30, 2005 (unaudited)

(millions of dollars, except per share information)

	Three Months Ended			Nine Months Ended
	September 30, 2005	June 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
Profitability
Sales	$299.5	$290.3	$267.9	$864.8	$878.3
Operating income	$51.0	$48.9	$32.1	$147.2	$146.4
Income from continuing operations	$74.9	$41.6	$25.1	$151.3	$146.1
Discontinued operations	$0.1	$(24.7)	$(1.0)	$(24.9)	$(2.7)
Net income	$75.0	$16.9	$24.1	$126.4	$143.4
Income per diluted common share
Continuing operations	$0.96	$0.54	$0.33	$1.95	$1.90
Net income	$0.96	$0.22	$0.32	$1.63	$1.87
Pro forma income from continuing operations (see schedule H)	$0.46	$0.45	$0.33	$1.23	$1.25
Operating income as a percent of sales	17.0%	16.8%	12.0%	17.0%	16.7%
ROE (annualized) (a)	14.7%	13.4%	16.6%	14.7%	16.6%

	Nine Months Ended September 30,
	2005	2004
Capital Resources and Liquidity
Continuing operations:
Cash provided by operating activities	$206.1	$232.4
Cash used for investing activities	$(77.9)	$(141.9)
Cash used for financing activities	$(150.0)	$(71.4)
Adjusted EBITDA (b) (d)	$280.1	$268.6
Cash Available for Distribution (CAD) (c) (d)	$159.4	$148.9
Repayment of debt, net	$(67.8)	$(2.8)
Debt	$589.8	$615.5
Debt / capital	42.2%	43.7%
Cash	$109.6	$41.6

(a), (b), (c) and (d), see Schedule C.

- A -

RAYONIER

CONDENSED STATEMENTS OF CONSOLIDATED INCOME

SEPTEMBER 30, 2005 (unaudited)

(millions of dollars, except per share information)

	Three Months Ended			Nine Months Ended
	September 30, 2005	June 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
Sales	$299.5	$290.3	$267.9	$864.8	$878.3

Costs and expenses
Cost of sales	237.7	227.0	224.6	682.1	689.1
Selling and general expenses	16.9	15.3	12.7	46.7	44.9
Other operating income, net	(6.1)	(0.9)	(1.5)	(11.2)	(2.1)

Operating income	51.0	48.9	32.1	147.2	146.4

Interest expense	(9.8)	(12.8)	(11.5)	(35.0)	(34.6)
Interest and miscellaneous income, net	11.9	1.0	0.7	13.4	1.8

Income before taxes	53.1	37.1	21.3	125.6	113.6
Income tax benefit (a)	21.8	4.5	3.8	25.7	32.5

Income from continuing operations	$74.9	$41.6	$25.1	$151.3	$146.1
Discontinued operations, net	0.1	(24.7)	(1.0)	(24.9)	(2.7)

Net income (a)	$75.0	$16.9	$24.1	$126.4	$143.4

Income per Common Share:
Basic
From continuing operations	$0.99	$0.55	$0.34	$2.00	$1.96

Net income	$0.99	$0.22	$0.33	$1.67	$1.92

Diluted
From continuing operations	$0.96	$0.54	$0.33	$1.95	$1.90

Net income	$0.96	$0.22	$0.32	$1.63	$1.87

Pro forma income from continuing operations (b)
Adjusted basic EPS	$0.47	$0.45	$0.34	$1.25	$1.29

Adjusted diluted EPS	$0.46	$0.45	$0.33	$1.23	$1.25

Weighted average Common Shares used for determining
Basic EPS	75,658,512	75,326,922	74,580,075	75,390,193	74,309,063

Diluted EPS	77,753,165	77,412,110	76,685,147	77,490,723	76,401,050

(a) and (b), see Schedule C.

- B -

RAYONIER

FOOTNOTES FOR SCHEDULES A AND B

SEPTEMBER 30, 2005 (unaudited)

(millions of dollars, except per share information)

Schedule A

(a)	Based on year-to-date percent; major land sales and REIT conversion costs are not annualized.

(b)	Adjusted EBITDA is defined as earnings from continuing operations before interest, taxes, depreciation, depletion, amortization and the non-cash cost basis of real estate sold. Adjusted EBITDA is a non-GAAP measure of operating cash generating capacity of the Company. See reconciliation on Schedule I.

(c)	Cash Available for Distribution (CAD) is defined as cash provided by operating activities less capital spending, the tax benefit on the exercise of stock options, tax benefits associated with certain strategic acquisitions and the change in committed cash. CAD is a non-GAAP measure of cash generated during a period that is available for dividend distribution, repurchase of the Company’s common shares, debt reduction and for strategic acquisitions net of associated financing. See reconciliation on Schedule H.

(d)	Management considers these measures to be important to estimate the enterprise and shareholder values of the Company as a whole and of its core segments, and for allocating capital resources. In addition, analysts, investors and creditors use these measures when analyzing the financial condition and cash generating ability of the Company.

Schedule B

(a)	Three months ended September 30, 2005 includes: a tax benefit of $25.8 million associated with the repatriation of foreign earnings; tax benefits and adjustment of accrued interest expense/income of $8.1 million resulting from IRS audit settlements; and a favorable non-operating income adjustment of $5.2 million resulting from an arbitration award. Nine months ended September 30, 2005 also includes tax benefits of $16.7 million resulting from IRS audit settlements. Nine months ended September 30, 2004 includes reversal of deferred taxes not required after REIT conversion of $77.9 million and additional taxes for repatriation of foreign earnings of ($28.2) million for a net effect of $49.7 million.

(b)	Three months ended September 30, 2005 excludes: a tax benefit of $0.33 per share associated with the repatriation of foreign earnings; tax benefits and adjustment of accrued interest expense/income of $0.10 per share resulting from IRS audit settlements; and a favorable non-operating income adjustment of $0.07 per share, resulting from an arbitration award. Nine months ended September 30, 2005 also excludes tax benefits of $0.22 per share, resulting from IRS audit settlements. Nine months ended September 30, 2004 includes reversal of deferred taxes not required after REIT conversion of $1.02 per share and additional taxes for repatriation of foreign earnings of ($0.37) per share, for a net effect of $0.65 per share. See reconciliation on Schedule H.

- C -

RAYONIER

BUSINESS SEGMENT SALES AND OPERATING INCOME (LOSS)

SEPTEMBER 30, 2005 (unaudited)

(millions of dollars)

	Three Months Ended			Nine Months Ended
	September 30, 2005	June 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
Sales
Timber	$45.5	$54.5	$39.2	$151.9	$141.6
Real Estate	27.6	14.7	7.3	65.9	81.0
Performance Fibers
Cellulose specialties	114.8	108.0	103.3	323.9	303.6
Absorbent materials	44.3	45.2	39.4	131.4	124.4

Total Performance Fibers	159.1	153.2	142.7	455.3	428.0

Wood Products	35.6	36.4	33.2	102.5	95.3
Other Operations	32.1	31.5	45.8	89.9	133.0
Intersegment eliminations	(0.4)	—	(0.3)	(0.7)	(0.6)

Total sales	$299.5	$290.3	$267.9	$864.8	$878.3

Operating income (loss)
Timber	$16.4	$23.1	$12.6	$63.2	$55.5
Real Estate	21.8	10.7	4.9	47.8	63.6
Performance Fibers	15.6	18.5	16.7	46.5	41.2
Wood Products	4.6	5.7	5.0	13.6	12.3
Other Operations	0.6	(0.4)	0.7	0.4	5.0
Corporate	(10.2)	(8.3)	(8.0)	(26.1)	(30.9)
Intersegment eliminations and other (Including Corporate FX)	2.2	(0.4)	0.2	1.8	(0.3)

Total operating income	$51.0	$48.9	$32.1	$147.2	$146.4

- D -

RAYONIER

CONDENSED CONSOLIDATED BALANCE SHEETS AND STATEMENTS OF CASH FLOWS

SEPTEMBER 30, 2005 (unaudited)

(millions of dollars)

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2005	December 31, 2004
Assets
Current assets	$341.6	$369.4
Timber, timberlands and logging roads, net of depletion and amortization	1,035.4	1,053.5
Property, plant and equipment	1,352.4	1,333.3
Less - accumulated depreciation	(986.7)	(936.2)

	365.7	397.1

Other assets	113.6	113.9

	$1,856.3	$1,933.9

Liabilities and Shareholders’ Equity
Current liabilities	$259.3	$246.7
Deferred income taxes	5.1	46.5
Long-term debt	556.2	610.3
Non-current reserves for dispositions and discontinued operations	126.2	133.9
Other non-current liabilities	102.3	100.1
Shareholders’ equity	807.2	796.4

	$1,856.3	$1,933.9

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30, 2005	September 30, 2004
Cash provided by operating activities of continuing operations:
Income from continuing operations	$151.3	$146.1
Depreciation, depletion, amortization and non-cash cost basis of real estate sold	119.6	120.4
Other non-cash items included in income*	(34.0)	(46.8)
Changes in working capital and other assets and liabilities	(30.8)	12.7

	206.1	232.4

Cash used for investing activities of continuing operations:
Capital expenditures, net of sales and retirements	(51.5)	(52.7)
Purchase of timberlands	(12.9)	(89.2)
Increase in restricted cash	(13.5)	—

	(77.9)	(141.9)

Cash used for financing activities:
Repayment of debt, net	(67.8)	(2.8)
Dividends paid	(93.5)	(83.3)
Issuance of common shares	11.3	14.7

	(150.0)	(71.4)

Effect of exchange rate changes on cash	(0.1)	0.3

Cash provided by discontinued operations	47.4	0.8

Cash and cash equivalents:
Increase in cash and cash equivalents	25.5	20.2
Balance, beginning of year	84.1	21.4

Balance, end of period	$109.6	$41.6

*	2005 - mainly the U.S. tax benefit on repatriation of foreign earnings and favorable tax settlements, including interest. 2004 - mainly reversal of deferred taxes not required after REIT conversion of ($77.9) million and additional taxes for repatriation of foreign earnings of $28.2 million, for a net effect of ($49.7) million.

- E -

RAYONIER

SELECTED SUPPLEMENTAL FINANCIAL DATA

SEPTEMBER 30, 2005 (unaudited)

(millions of dollars)

	Three Months Ended			Nine Months Ended
	September 30, 2005	June 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
Geographical Data (Non-U.S.)
Sales
New Zealand	$13.1	$14.1	$12.2	$36.1	$36.2
Other	1.6	2.8	7.1	7.1	22.5

Total	$14.7	$16.9	$19.3	$43.2	$58.7

Operating income (loss)
New Zealand	$1.5	$0.8	$1.8	$3.0	$3.6
Other	(0.8)	(0.5)	(1.0)	(1.4)	(2.0)

Total	$0.7	$0.3	$0.8	$1.6	$1.6

Timber
Sales
Northwest U.S.	$18.8	$26.0	$17.0	$71.1	$63.2
Southeast U.S.	19.1	21.6	14.9	61.6	59.0
New Zealand	7.6	6.9	7.3	19.2	19.4

Total	$45.5	$54.5	$39.2	$151.9	$141.6

Operating income
Northwest U.S.	$8.8	$16.0	$8.0	$41.2	$33.8
Southeast U.S.	5.9	5.8	2.7	18.1	17.2
New Zealand	1.7	1.3	1.9	3.9	4.5

Total	$16.4	$23.1	$12.6	$63.2	$55.5

Adjusted EBITDA by Segment
Timber and Real Estate*	$58.4	$51.7	$30.1	$170.9	$173.6
Performance Fibers	35.3	37.2	37.2	100.9	100.8
Wood Products	6.4	7.5	7.6	19.0	18.7
Other Operations	1.2	0.1	1.2	1.5	5.9
Corporate and other	3.2	(8.3)	(7.3)	(12.2)	(30.4)

Total	$104.5	$88.2	$68.8	$280.1	$268.6

*	The Company is in the process of creating separate balance sheet information for the Timber and Real Estate segments.

- F -

RAYONIER

SELECTED OPERATING INFORMATION

SEPTEMBER 30, 2005 (unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2005	June 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
Timber
Sales volume - Timber
Northwest U.S., in millions of board feet	48	69	61	193	230
Southeast U.S., in thousands of short green tons	1,080	1,206	842	3,507	3,231
New Zealand, in thousands of metric tons	191	143	173	428	437

Timber sales volume - Intercompany
Southeast U.S., in thousands of short green tons	18	2	8	41	29
New Zealand, in thousands of metric tons	1	1	7	3	7

Real Estate
Acres sold
TerraPointe - Development	2,411	1,006	675	4,937	3,500
TerraPointe - Rural	7,930	5,028	1,284	22,107	26,297
Northwest U.S.	44	151	174	275	217

Total	10,385	6,185	2,133	27,319	30,014	*

Performance Fibers
Sales Volume
Cellulose specialties, in thousands of metric tons	120	113	112	340	328
Absorbent materials, in thousands of metric tons	65	69	61	201	204
Production as a percent of capacity	103.8%	102.8%	98.5%	103.1%	98.9%

Lumber
Sales volume, in millions of board feet	89	90	87	262	261

*	Includes 5,487 acres associated with a Northeast Florida sale ($26 million) of timber lease rights.

- G -

RAYONIER

RECONCILIATION OF NON-GAAP MEASURES

SEPTEMBER 30, 2005 (unaudited)

(millions of dollars, except per share information)

	Nine Months Ended
	September 30, 2005	September 30, 2004
Cash Available for Distribution
Cash provided by operating activities	$206.1	$232.4
Capital spending (a)	(51.5)	(52.7)
Like-kind exchange tax benefits on third party land sales (b)	(2.0)	(9.9)
Like-kind exchange tax benefits on intercompany land sales (b)	—	(20.2)
Decrease in committed cash	10.0	2.8
Tax benefit on exercise of stock options	(3.2)	(3.5)

Cash Available for Distribution	$159.4	$148.9

(a)	Capital Spending is net of sales and retirements and excludes strategic acquisitions.
(b)	Represents taxes that would have been paid if the Company had not completed LKE transactions.

	Three Months Ended			Nine Months Ended
	September 30, 2005	June 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
Income from Continuing Operations per Common Share
Basic EPS	$0.99	$0.55	$0.34	$2.00	$1.96

Diluted EPS	$0.96	$0.54	$0.33	$1.95	$1.90

Deferred taxes not required after REIT conversion
Basic EPS	—	—	—	—	(1.05)

Diluted EPS	—	—	—	—	(1.02)

Taxes associated with repatriation of foreign earnings
Basic EPS	(0.34)	—	—	(0.34)	0.38

Diluted EPS	(0.33)	—	—	(0.33)	0.37

IRS audit settlements including adjustment of accrued interest
Basic EPS	(0.11)	(0.10)	—	(0.34)	—

Diluted EPS	(0.10)	(0.09)	—	(0.32)	—

Arbitration award
Basic EPS	(0.07)	—	—	(0.07)	—

Diluted EPS	(0.07)	—	—	(0.07)	—

Pro forma income from Continuing Operations per Common Share
Adjusted basic EPS	$0.47	$0.45	$0.34	$1.25	$1.29

Adjusted diluted EPS	$0.46	$0.45	$0.33	$1.23	$1.25

- H -

RAYONIER

RECONCILIATION OF NON-GAAP MEASURES *

SEPTEMBER 30, 2005 (unaudited)

(millions of dollars)

	Timber and Real Estate	Performance Fibers	Wood Products	Other Operations	Corporate and other	Total
Adjusted EBITDA

Three Months Ended
September 30, 2005
Cash provided by operating activities	$61.8	$19.7	$8.6	$2.8	$(9.7)	$83.2
Income tax benefit	—	—	—	—	(21.8)	(21.8)
Interest expense	—	—	—	—	9.8	9.8
Working capital increases (decreases)	1.0	16.3	(2.2)	(1.7)	(3.6)	9.8
Other balance sheet changes	(4.4)	(0.7)	—	—	28.6 (a)	23.5

Adjusted EBITDA	$58.4	$35.3	$6.4	$1.1	$3.3	$104.5

June 30, 2005
Cash provided by operating activities	$37.6	$28.8	$6.9	$2.5	$(28.3)	$47.5
Income tax benefit	—	—	—	—	(4.5)	(4.5)
Interest expense	—	—	—	—	12.8	12.8
Working capital increases (decreases)	9.4	8.3	0.7	(2.0)	4.6	21.0
Other balance sheet changes	4.7	0.1	(0.1)	(0.4)	7.1	11.4

Adjusted EBITDA	$51.7	$37.2	$7.5	$0.1	$(8.3)	$88.2

September 30, 2004
Cash provided by operating activities	$26.9	$47.0	$8.2	$6.2	$(13.6)	$74.7
Income tax benefit	—	—	—	—	(3.8)	(3.8)
Interest expense	—	—	—	—	11.5	11.5
Working capital increases (decreases)	(0.1)	(9.5)	(0.6)	(5.1)	(5.4)	(20.7)
Other balance sheet changes	3.3	(0.3)	—	0.1	4.0	7.1

Adjusted EBITDA	$30.1	$37.2	$7.6	$1.2	$(7.3)	$68.8

Nine Months Ended
September 30, 2005
Cash provided by operating activities	$171.8	$74.3	$17.1	$1.6	$(58.7)	$206.1
Income tax benefit	—	—	—	—	(25.7)	(25.7)
Interest expense	—	—	—	—	35.0	35.0
Working capital increases (decreases)	1.9	27.3	1.9	(1.6)	0.4	29.9
Other balance sheet changes	(2.8)	(0.7)	—	1.5	36.8 (a)	34.8

Adjusted EBITDA	$170.9	$100.9	$19.0	$1.5	$(12.2)	$280.1

September 30, 2004
Cash provided by operating activities	$180.9	$93.3	$17.0	$12.2	$(71.0)	$232.4
Income tax benefit	—	—	—	—	(32.5)	(32.5)
Interest expense	—	—	—	—	34.6	34.6
Working capital increases (decreases)	(11.5)	6.4	1.7	(5.7)	(19.4)	(28.5)
Other balance sheet changes	4.2	1.1	—	(0.6)	57.9 (b)	62.6

Adjusted EBITDA	$173.6	$100.8	$18.7	$5.9	$(30.4)	$268.6

*	Unusual, non-trade intercompany items between the segments have been eliminated.
(a)	Includes U.S. tax benefit on repatriation of foreign earnings of ($25.8) million and favorable tax settlements, net of interest.
(b)	Includes reversal of deferred taxes not required after REIT conversion of ($77.9) million partly offset by additional taxes for repatriation of foreign earnings of $28.2 million.

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RAYONIER

RECONCILIATION OF STATUTORY INCOME TAX TO REPORTED INCOME TAX

SEPTEMBER 30, 2005 (unaudited)

(millions of dollars, except percentages)

	Three Months Ended						Nine Months Ended
	September 30, 2005		June 30, 2005		September 30, 2004		September 30, 2005		September 30, 2004
	$	%	$	%	$	%	$	%	$	%
Income tax provision at the U.S. statutory rate	$(18.6)	(35.0)	$(13.0)	(35.0)	$(7.5)	(35.0)	$(44.0)	(35.0)	$(39.8)	(35.0)
REIT income not subject to federal tax	10.4	19.6	9.9	26.7	9.7	45.3	28.8	22.9	30.8	27.1
Lost deduction on REIT interest expense and overhead expenses associated with REIT activities	(3.2)	(6.0)	(2.6)	(7.0)	(1.7)	(7.9)	(8.7)	(6.8)	(10.0)	(8.8)
Discrete items included in pretax income	4.9	6.5 **	—	—	—	—	4.9	2.2 **	—	—
State and local income taxes, foreign exchange rate changes and permanent differences	2.3	4.3	0.5	1.2	3.5	16.3	3.5	2.8	0.4	0.4

Income tax (expense) benefit before discrete items *	$(4.2)	(10.6)	$(5.2)	(14.1)	$4.0	18.7	$(15.5)	(13.9)	$(18.6)	(16.3)
U.S. tax benefit on repatriation of foreign earnings	25.8	48.6	—	—	—	—	25.8	20.5	—	—
Favorable IRS audit settlements, including adjustment of accrued interest expense / income	3.1	6.9 **	7.2	19.4	—	—	19.8	16.4 **	—	—
Tax on favorable arbitration award	(3.0)	(3.9)**	—	—	—	—	(3.0)	(1.4)**	—	—
Exchange rate changes on tax on undistributed foreign earnings	0.2	0.4	2.5	6.7	(1.6)	(7.5)	1.6	1.3	—	—
Return to accrual adjustments	(0.1)	(0.2)	—	—	1.4	6.5	(0.1)	(0.1)	1.4	1.2
Non-realizability of New Zealand tax credits on U.S. withholding tax for prior years’ intercompany note interest	—	—	—	—	—	—	(2.9)	(2.4)	—	—

Income tax benefit (expense) *	$21.8	41.2	$4.5	12.0	$3.8	17.7	$25.7	20.4	$(17.2)	(15.1)

*	Nine months ended September 30, 2004 excludes reversal of deferred taxes not required after REIT conversion of $77.9 million and additional taxes for repatriation of foreign earnings of ($28.2) million, for a net effect of $49.7 million.
**	Adjusted for change in pretax income due to discrete items.

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